AUTODESK, INC.
SECOND AMENDED AND RESTATED SEVERANCE PLAN
AND SUMMARY PLAN DESCRIPTION
(Effective as of September 24, 2025)
1.Introduction. The purpose of the Autodesk, Inc. Second Amended and Restated Severance Plan (the “Plan”) is to provide assurances of specified benefits to employees of the Company whose employment is subject to being (i) involuntarily terminated other than for death, Disability, or Cause or voluntarily terminated for Good Reason under the circumstances described in the Plan, or (ii) voluntarily terminated for Qualified Retirement or Grandfathered Retirement. This Plan is an “employee benefit plan,” as defined in Section 3(3) of ERISA and qualifies as a “top-hat” plan for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan. As a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, the Plan is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, § 2510.3-2(b).
2.Important Terms. The following words and phrases, when the initial letter of the term is capitalized, will have the meanings set forth in this Section 2, unless a different meaning is plainly required by the context:
1.“Administrator” means the Company, acting through the Compensation Committee or another duly constituted committee of members of the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 13, but only to the extent of such delegation.
2.“Base Pay” means an Eligible Employee’s annualized base salary in effect immediately prior to the termination of employment (or if the termination is due to Good Reason based on a material reduction in base pay under Section 2.13, then the Eligible Employee’s annualized base salary in effect immediately prior to such reduction).
3.“Board” means the Board of Directors of the Company.
4.“Cause” means the disinterested members of the Board, on a reasonable and good faith basis, determine based upon a three-quarters majority (after reasonable notice is provided to Eligible Employee and Eligible Employee is given an opportunity, together with counsel, to be heard before the Board) that any of the following events or contingencies exists or has occurred:
(i)Eligible Employee’s willful and material violation of the Company’s Code of Business Conduct (including by way of example, material acts of embezzlement, fraud, dishonesty, sexual harassment and unauthorized use of the Company’s confidential information, intellectual property or assets);
(ii)the conviction of Eligible Employee for having committed a felony;

(iii)a breach by Eligible Employee of Eligible Employee’s fiduciary duties and responsibilities to the Company that has a material adverse effect on the Company’s business, operations, prospects or reputation;
(iv)Eligible Employee’s gross negligence or bad faith that has a material adverse effect on the Company; or
(v)the willful and repeated failure (other than due to death or disability) of Eligible Employee to perform reasonable duties and responsibilities as an Employee to the reasonable satisfaction of a duly authorized representative of the Company after the Eligible Employee has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that the Eligible Employee has failed to perform satisfactorily; provided that if any of the foregoing events is capable of being cured, the Company will provide written notice to Eligible Employee describing the nature of such event and Eligible Employee will thereafter have thirty (30) days to cure such event.
For purposes of this Plan, no act or failure to act shall be deemed to be “willful” unless done, or failed to be done, intentionally and in bad faith. The foregoing shall not be deemed an exclusive list of the acts or omissions that the Company may consider as grounds for the termination of Eligible Employee’s employment, but it is an exclusive list of the acts or omissions that shall be considered “Cause” for the termination of Eligible Employee’s employment with the Company.
5.“Code” means the Internal Revenue Code of 1986, as amended.
6.“Company” means Autodesk, Inc., a Delaware corporation, and any successor that assumes the obligations of the Company under the Plan, by way of merger, acquisition, consolidation or other transaction.
7.“Compensation Committee” means the Compensation and Human Resources Committee of the Board.
8.“Confidential Information” means information (including combinations of individual items of information) that the Company has or will develop, acquire, create, compile, discover, or own, that has value in or to Company’s business that is not generally known, and that the Company wishes to maintain as confidential. “Confidential Information” includes both information disclosed by the Company to Eligible Employee and information developed or learned by Eligible Employee during the course of employment with the Company. “Confidential Information” also includes all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not the information is identified as Confidential Information. “Confidential Information” includes non-public information that relates to the actual or anticipated business or products, research, or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including research, product plans, or other information regarding the Company’s products, services, markets, customer lists, and customers (including customers of the Company on which Eligible Employee called or with which Eligible Employee may become acquainted during the term of Eligible Employee’s employment), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of premises, parts, equipment, or other Company property. “Confidential Information” does not include any information that (a) was publicly known or made generally available prior to the time of disclosure by the Company to you; (b) becomes publicly known or made generally available after disclosure by the Company to you through no wrongful action or omission by Eligible Employee; or (c) is in Eligible
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Employee’s rightful possession, without confidentiality obligations, at the time of disclosure by the Company as shown by Eligible Employee’s then-contemporaneous written records, except that any combination of individual items of information shall not be deemed to be within any of those exceptions merely because one or more of the individual items are within that exception, unless the combination as a whole is within that exception.
9.“Disability” means a total and permanent disability as defined in Section 22(e)(3) of the Code unless the Company maintains a long-term disability plan at the time of the Eligible Employee’s termination, in which case the determination of disability under such plan also will be considered “Disability” for purposes of this Plan.
10.“Effective Date” is September 24, 2025.
11.“Eligible Employee” means any Executive Officer or Senior Vice President of the Company who is designated in writing by the Administrator as an Eligible Employee under the Plan. For the avoidance of doubt, a Vice President of the Company who is not an Executive Officer shall not be an Eligible Employee.
12.“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
13.“Good Reason” means without the Eligible Employee’s written consent, one or more of the following:
(a)a material reduction in the Eligible Employee’s title, role or overall duties or responsibilities (including reporting or oversight responsibility);
(b)a material reduction in the Eligible Employee’s Base Pay;
(c)the material relocation of the Eligible Employee’s principal place of performing his or her duties as an employee of the Company by more than thirty (30) miles (it being understood that any such relocation by more than thirty (30) miles shall be deemed by the Company to be material); or
(d)the Company’s material breach of the terms of any material written agreement or covenant with the Eligible Employee related to the Eligible Employee’s provision of services to the Company.
Notwithstanding the foregoing, an event described in this Section shall not constitute Good Reason unless it is communicated by the Eligible Employee to the Company in writing within ninety (90) days after the initial occurrence of the event and is not corrected by the Company in a manner which is reasonably satisfactory (not to be unreasonably withheld) to such Eligible Employee (including full retroactive correction with respect to any reduction in Base Pay) within thirty (30) days of the Company’s receipt of such written notice. If the event is cured, the Eligible Employee shall not have the right to resign with Good Reason with respect to such event.
14.“Grandfathered Employee” means an Eligible Employee under the Plan, other than the Chief Executive Officer of the Company, who was designated in writing by the Administrator as an Eligible Employee under the Plan prior to February 1, 2026 (unless otherwise waived in a writing signed by such Eligible Employee).
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15.“Grandfathered Retirement” means a voluntary termination of employment by a Grandfathered Employee under the circumstances described in Section 6.
16.“Involuntary Termination” means a termination of employment of an Eligible Employee under the circumstances described in Section 4.
17.“Qualified Retirement” means a voluntary termination of employment by an Eligible Employee under the circumstances described in Section 5.
18.“Section 409A Limit” means two (2) times the lesser of: (i) the Eligible Employee’s annualized compensation based upon the annual rate of pay paid to the Eligible Employee during the Eligible Employee’s taxable year preceding the Eligible Employee’s taxable year of the Eligible Employee’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Eligible Employee’s employment is terminated.
19.“Severance Benefits” means the compensation and other benefits that the Eligible Employee will be provided in the circumstances described in Section 4 in the event of an Involuntary Termination, Section 5 in the event of a Qualified Retirement, and Section 6 in the event of a Grandfathered Retirement. In no event shall a Grandfathered Employee who becomes entitled to receive the Severance Benefits described in Section 6 be eligible to receive the Severance Benefits described in Section 5.
20.“Severance Term” means the eighteen (18) month period immediately following an Eligible Employee’s Involuntary Termination, Qualified Retirement or Grandfathered Retirement.
21.“Territory” means (a) all counties in the State of California, (b) all other states of the United States of America; and (c) all other countries of the world; provided that, with respect to clauses (b) and (c), the Company maintains operations, facilities, or customers in such geographic area prior to the date of the termination of the Eligible Employee’s relationship with the Company.
3.Accrued Obligations and Eligibility for Severance Benefits. In the event Eligible Employee’s employment with the Company terminates for any reason, he or she will be entitled to any (a) unpaid Base Pay accrued up to the effective date of termination; (b) unpaid, but earned and accrued annual incentive compensation for any completed fiscal year as of his or her termination of employment; (c) pay for accrued but unused vacation; (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Eligible Employee and (e) unreimbursed business expenses required to be reimbursed to Eligible Employee. An individual is eligible for Severance Benefits under the Plan only if he or she is an Eligible Employee on the date he or she experiences an Involuntary Termination, Qualified Retirement or Grandfathered Retirement.
4.Involuntary Termination.
1.If the Company (or any parent or subsidiary of the Company) terminates the Eligible Employee’s employment for a reason other than Cause and other than the Eligible Employee’s death or Disability or if the Eligible Employee resigns for Good Reason, subject to the Eligible Employee’s compliance with Section 8 and the payment timing provisions of Section 9, then in addition to the amounts described in Section 3 the Eligible Employee will receive the following Severance Benefits from the Company:
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1.Cash Severance Benefits. A lump-sum cash payment equal to the sum of (a) one and one-half (1.5) times the Eligible Employee’s Base Pay and (b) one and one-half (1.5) times the Eligible Employee’s target annual cash bonus incentive amount under the Company’s annual cash bonus incentive plan applicable to Eligible Employee as in effect as of the Eligible Employee’s Involuntary Termination.
2.Time-Based Restricted Stock Unit Vesting Acceleration. Eligible Employees’ then outstanding Company restricted stock units, other than Company restricted stock units that would otherwise vest in whole or in part only upon satisfaction of performance criteria, will accelerate and become vested with respect to that number of shares subject thereto for which such restricted stock units would have become vested had Eligible Employee remained continuously employed by the Company for an additional twelve (12) months following his or her Involuntary Termination. Any Company restricted stock units that remain unvested after application of this Section 4.1.2 shall immediately be forfeited and cancelled for no additional consideration upon Eligible Employee’s termination of employment with the Company.
3.Performance-Based Restricted Stock Units Continued Vesting. The Eligible Employee’s then outstanding Company restricted stock units that would otherwise vest in whole or in part only upon satisfaction of performance criteria shall remain outstanding and eligible to vest, solely to the extent the applicable performance period ends within twelve (12) months immediately following such Eligible Employee’s termination of employment, based on the extent, if any, that the underlying performance criteria with respect to such awards are satisfied for such performance period, and to the extent earned, shall become payable in accordance with the original payment schedule set forth in the applicable award agreement (and the remainder of such restricted stock units that do not become vested pursuant to this Section 4.1.3, if any, shall be forfeited and cancelled for no additional consideration).
4.Special Payment Based on Estimated COBRA Premiums for Continued Group Health Plan Coverage. On the date of the Eligible Employee’s Involuntary Termination, if the Eligible Employee and any eligible dependent(s) are covered under a group health plan sponsored by the Company, the Eligible Employee will receive a taxable lump sum payment in an amount equal to twelve times the monthly premium that the Eligible Employee would be required to pay to continue such group health coverage if the Eligible Employee had made a timely election under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The payment will be calculated based on the applicable premium for the first month of COBRA coverage, which payment will be made regardless of whether the Eligible Employee actually elects COBRA continuation coverage (the “Special Payment”). The amount of the Special Payment will also include an estimated tax-gross up as determined at the sole discretion of the Company. The Special Payment will be paid in accordance with Section 9 of this Plan. For purposes of clarification, this Plan does not provide for any continuation coverage under any of the Company’s group health plans other than through COBRA and it is the sole responsibility of the Eligible Employee to timely elect and pay for COBRA coverage.
5.Outplacement. During the Severance Term, Eligible Employee shall receive Company-provided outplacement services in accordance with the Company’s then applicable outplacement service program or arrangement(s).
5.Qualified Retirement.
1.For purposes of this Plan, an Eligible Employee’s termination is considered a Qualified Retirement if the Eligible Employee voluntarily terminates employment and meets either of the following requirements: (a) Eligible Employee’s combined total age plus years of employment with the Company is equal to or greater than 75 or (b) Eligible Employee is
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at least 55 years of age and completes at least 10 years of continuous employment with the Company. “Continuous employment” for purposes hereof shall mean the absence of any interruption or termination of service, as determined by the Administrator in its sole discretion, provided that continuous employment with the Company shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or protected under applicable law, or in the case of transfers between the Company and any subsidiary of the Company, so long as the individual continues to be an employee. Unless waived by the Administrator or the Chief Executive Officer of the Company, in order for such voluntary termination to be deemed a Qualified Retirement, the Eligible Employee must deliver in writing notice of his or her intent to resign employment with the Company in a Qualified Retirement at least three (3) months prior to the effective date of such Qualified Retirement. If an Eligible Employee’s voluntary termination is a Qualified Retirement, subject to the Eligible Employee’s compliance with Sections 8.1, 8.4 and 8.5 and the payment timing provisions of Section 9, then in addition to the amounts described in Section 3 the Eligible Employee will receive the following Severance Benefits from the Company:
1.Time-Based Restricted Stock Unit Vesting Acceleration. Eligible Employees’ then outstanding Company restricted stock units, other than Company restricted stock units that would otherwise vest in whole or in part only upon satisfaction of performance criteria, will accelerate and become vested with respect to that number of shares subject thereto for which such restricted stock units would have become vested had Eligible Employee remained continuously employed by the Company for an additional twelve (12) months following his or her Qualified Retirement (and shall be deemed to have a monthly vesting schedule from their original date of grant for purposes of determining the number of restricted stock units that accelerate and become vested). Any Company restricted stock units that remain unvested after application of this Section 5.1.1 shall immediately be forfeited and cancelled for no additional consideration upon Eligible Employee’s termination of employment with the Company.
2.Performance-Based Restricted Stock Units Continued Vesting. The Eligible Employee’s then outstanding Company restricted stock units that would otherwise vest in whole or in part only upon satisfaction of performance criteria shall remain outstanding and eligible to vest, solely to the extent the applicable performance period ends within twelve (12) months immediately following such Eligible Employee’s Qualified Retirement, based on the extent, if any, that the underlying performance criteria with respect to such awards are satisfied for such performance period, and to the extent earned, shall become payable in accordance with the original payment schedule set forth in the applicable award agreement (and the remainder of such restricted stock units that do not become vested pursuant to this Section 5.1.2, if any, shall be forfeited and cancelled for no additional consideration).
3.Special Premium Payment Based on Estimated COBRA Premiums for Continued Group Health Plan Coverage. On the date of the Eligible Employee’s Qualified Retirement, if the Eligible Employee and any eligible dependent(s) are covered under a group health plan sponsored by the Company, the Eligible Employee will receive a taxable lump sum payment in an amount equal to eighteen (18) times the monthly premium that the Eligible Employee would be required to pay to continue such group health coverage if the Eligible Employee had made a timely election under COBRA. The payment will be calculated based on the applicable premium for the first month of COBRA coverage, which payment will be made regardless of whether the Eligible Employee actually elects COBRA continuation coverage (the “Qualified Retirement Premium Payment”). The amount of the Qualified Retirement Premium Payment will also include an estimated tax-gross up as determined at the sole discretion of the Company. The Qualified Retirement Premium Payment will be paid in accordance with Section 9 of this Plan. For purposes of clarification, this Plan does not provide for any continuation coverage under any of the Company’s group health plans
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other than through COBRA and it is the sole responsibility of the Eligible Employee to timely elect and pay for COBRA coverage.
6.Grandfathered Retirement.
1.For purposes of this Plan, an Eligible Employee’s termination is considered a Grandfathered Retirement if the Eligible Employee is a Grandfathered Employee who voluntarily terminates employment and meets either of the following requirements: (a) Eligible Employee’s combined total age plus years of employment with the Company is equal to or greater than 75 or (b) Eligible Employee is at least 55 years of age and completes at least 10 years of employment with the Company. Unless waived by the Administrator or the Chief Executive Officer of the Company, in order for such voluntary termination to be deemed a Grandfathered Retirement, the Eligible Employee must deliver in writing notice of his or her intent to resign employment with the Company in a Grandfathered Retirement at least three (3) months prior to the effective date of such Grandfathered Retirement. If an Eligible Employee’s voluntary termination is a Grandfathered Retirement, subject to the Eligible Employee’s compliance with Sections 8.1, 8.4 and 8.5 and the payment timing provisions of Section 9, then in addition to the amounts described in Section 3 the Eligible Employee will receive the following Severance Benefits from the Company:
1.Cash Severance Benefits. A lump-sum cash payment equal to the sum of (a) one and one-half (1.5) times the Eligible Employee’s Base Pay, (b) one and one-half (1.5) times the target annual cash bonus incentive amount under the Company’s annual cash bonus incentive plan applicable to Eligible Employee as in effect as of the Eligible Employee’s Grandfathered Retirement and (c) a pro-rata portion of the Eligible Employee’s target annual cash bonus incentive amount as in effect as of the Eligible Employee’s Grandfathered Retirement, for the fiscal year in which the Grandfathered Retirement occurs.
2.Time-Based Restricted Stock Unit Vesting Acceleration. Eligible Employees’ then outstanding Company restricted stock units, other than Company restricted stock units that would otherwise vest in whole or in part only upon satisfaction of performance criteria, will accelerate and become vested with respect to that number of shares subject thereto for which such restricted stock units would have become vested had Eligible Employee remained continuously employed by the Company for an additional twelve (12) months following his or her Grandfathered Retirement (and shall be deemed to have a monthly vesting schedule from their original date of grant for purposes of determining the number of restricted stock units that accelerate and become vested). Any Company restricted stock units that remain unvested after application of this Section 6.1.2 shall immediately be forfeited and cancelled for no additional consideration upon Eligible Employee’s termination of employment with the Company.
3.Performance-Based Restricted Stock Units Continued Vesting. The Eligible Employee’s then outstanding Company restricted stock units that would otherwise vest in whole or in part only upon satisfaction of performance criteria shall remain outstanding and eligible to vest, solely to the extent the applicable performance period ends within twelve (12) months immediately following such Eligible Employee’s Grandfathered Retirement, based on the extent, if any, that the underlying performance criteria with respect to such awards are satisfied for such performance period, and to the extent earned, shall become payable in accordance with the original payment schedule set forth in the applicable award agreement (and the remainder of such restricted stock units that do not become vested pursuant to this Section 6.1.3, if any, shall be forfeited and cancelled for no additional consideration).
4.Special Premium Payment Based on Estimated COBRA Premiums for Continued Group Health Plan Coverage. On the date of the Eligible
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Employee’s Grandfathered Retirement, if the Eligible Employee and any eligible dependent(s) are covered under a group health plan sponsored by the Company, the Eligible Employee will receive a taxable lump sum payment in an amount equal to eighteen (18) times the monthly premium that the Eligible Employee would be required to pay to continue such group health coverage if the Eligible Employee had made a timely election under COBRA. The payment will be calculated based on the applicable premium for the first month of COBRA coverage, which payment will be made regardless of whether the Eligible Employee actually elects COBRA continuation coverage (the “Grandfathered Retirement Premium Payment”). The amount of the Grandfathered Retirement Premium Payment will also include an estimated tax-gross up as determined at the sole discretion of the Company. The Grandfathered Retirement Premium Payment will be paid in accordance with Section 9 of this Plan. For purposes of clarification, this Plan does not provide for any continuation coverage under any of the Company’s group health plans other than through COBRA and it is the sole responsibility of the Eligible Employee to timely elect and pay for COBRA coverage.
7.Limitation on Payments. In the event that the payments and benefits provided for in the Plan or other payments and benefits payable or provided to the Eligible Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 7, would be subject to the excise tax imposed by Section 4999 of the Code, then the Eligible Employee’s payments and benefits under the Plan or other payments or benefits (the “280G Amounts”) will be either:
(a)delivered in full; or
(b)delivered as to such lesser extent that would result in no portion of the 280G Amounts being subject to the excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Eligible Employee on an after-tax basis, of the greatest amount of 280G Amounts, notwithstanding that all or some portion of the 280G Amounts may be taxable under Section 4999 of the Code.
1.Reduction Order. In the event that a reduction of 280G Amounts is made in accordance with Section 7, the reduction will occur, with respect to the 280G Amounts considered parachute payments within the meaning of Section 280G of the Code, in the following order:
(a)reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced);
(b)cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Code Section 280G;
(c)reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (i.e., the vesting of the most recently granted equity awards will be cancelled first); and
(d)reduction of employee benefits in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).
In no event will the Eligible Employee have any discretion with respect to the ordering of payment reductions.
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2.Nationally Recognized Firm Requirement. Unless the Company and the Eligible Employee otherwise agree in writing, any determination required under this Section 7 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Administrator, whose determination will be conclusive and binding upon the Eligible Employee and the Company for all purposes. For purposes of making the calculations required by this Section 7, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Eligible Employee will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 7. The Company will bear all costs for payment of the Firm’s services in connection with any calculations contemplated by this Section 7.
8.Conditions to Receipt of Severance Benefits. In the event of an Involuntary Termination, Eligible Employee is required to comply with all the conditions set forth in this Section 8 to receive Severance Benefits under the Plan. In the event of Qualified Retirement or Grandfathered Retirement, Eligible Employee is required to comply with all the conditions set forth in Sections 8.1, 8.4 and 8.5.
1.Release Agreement. As a condition to receiving the Severance Benefits under this Plan, each Eligible Employee will be required to sign and not revoke a separation and release of claims agreement (the “Release”). In all cases, the Release must become effective and irrevocable no later than the sixtieth (60th) day following the Eligible Employee’s Involuntary Termination, Qualified Retirement or Grandfathered Retirement (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Eligible Employee will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.
2.Non-Solicitation. Except in the event of an Eligible Employee’s Qualified Retirement or Grandfathered Retirement, a condition of receiving the Severance Benefits under the Plan, and in order to protect Confidential Information, each Eligible Employee will not, either directly or indirectly, during the Severance Term solicit, induce, recruit, or encourage any of the Company’s employees to leave their employment, or attempt to solicit, induce, recruit, encourage, or take away the Company employees.
1.Severability. The covenants contained in Section 8.2 shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsection 8.2 above. If, in any judicial or arbitration proceeding, a court or arbitrator refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of subsection 8.2 above are deemed to exceed the time, geographic, or scope limitations permitted by applicable law, then such provisions shall be reformed by the court or arbitrator to cover the maximum time, geographic, or scope limitations, as the case may be, then permitted by such law.
2.Reasonableness. The nature of the Company’s business is such that if Eligible Employee were to become employed by, or substantially involved in, the business of a competitor to the Company, it would be difficult not to rely on or use Confidential Information. Therefore, Eligible Employee enters into this Agreement to reduce the likelihood of disclosure of Confidential Information, as well as to protect the value and goodwill of the Company. Eligible Employee acknowledges that the limitations of time, geography, and scope of activity agreed to above are reasonable because, among other things, (a) the Company is engaged
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in a highly competitive industry, (b) Eligible Employee will have access to Confidential Information, including, but not limited to, the Company’s trade secrets, know-how, plans, and strategy (and, in particular, the competitive strategy of the Company), (c) in the event Eligible Employee’s employment with the Company ends, Eligible Employee will be able to obtain suitable and satisfactory employment in Eligible Employee’s chosen profession without violating this Agreement, and (d) these limitations are necessary to protect Confidential Information and the goodwill of the Company.
3.Non-Disparagement. During the Severance Term, except in the event of Qualified Retirement or Grandfathered Retirement, Eligible Employee agrees to refrain from any disparagement, defamation, libel, or slander of the Company, and agrees to refrain from any tortious interference with the contracts and relationships of the Company. For the avoidance of doubt, reports to, or responses to inquiries by, auditors, the Company’s Board of Directors, the audit committee, or any government agency, as long as such reports or responses are truthful, shall not constitute disparagement.
4.Other Requirements. An Eligible Employee’s receipt of Severance Benefits will be subject to the Eligible Employee continuing to comply with the provisions of this Section 8 and the terms of any confidentiality, proprietary information and inventions agreement with the Company, including any non-competition and non-solicitation covenants contained therein (which are additional obligations, and not replaced by the provisions of this Section 8), and such other appropriate agreements between the Eligible Employee and the Company. Severance Benefits under this Plan will terminate immediately for an Eligible Employee if the Eligible Employee, at any time, violates any such agreement and/or the provisions of this Section 8.
5.Whistleblower Protection. Notwithstanding anything to the contrary in this Plan or in any Release contemplated under Section 8, pursuant to 18 U.S.C. § 1833(b), the Eligible Employee understands that the Eligible Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Eligible Employee’s attorney and (B) solely for the purpose of reporting and investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Eligible Employee understands that if the Eligible Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Eligible Employee may disclose the trade secret to the Eligible Employee’s attorney and use the trade secret information in the court proceeding if the Eligible Employee (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Plan, any Release contemplated under Section 8, or any other agreement that the Eligible Employee has with the Company is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Plan, any Release contemplated under Section 8 or any other agreement that the Eligible Employee has with the Company shall prohibit or restrict the Eligible Employee from making any voluntary disclosure of information or documents concerning possible violations of law to, or seek a whistleblower award from, any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.
9.Timing of Severance Benefits. Provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 11, the severance payments and benefits under this Plan will be paid, or in the case of installments, will commence, on the Release Deadline Date (such payment date, the “Severance Start Date”), and any severance payments or benefits otherwise payable to the Eligible Employee during the period immediately following the Eligible Employee’s termination of employment with the Company through the
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Severance Start Date will be paid in a lump sum to the Eligible Employee on the Severance Start Date, with any remaining payments to be made as provided in this Plan.
10.Non-Duplication of Benefits; Survival of Other Benefits. Notwithstanding any other provision in the Plan to the contrary, if the Eligible Employee is entitled to any severance, change in control, retirement or similar benefits outside of the Plan by operation of applicable law or under another Company-sponsored plan, policy, contract, or arrangement, his or her benefits under the Plan will be reduced by the value of the severance, change in control or similar benefits that the Eligible Employee receives by operation of applicable law or under any Company-sponsored plan, policy, contract, or arrangement, all as determined by the Administrator in its discretion. Subject to the foregoing, this Plan is not intended to amend, modify, terminate, or supersede any severance, change in control or similar benefits provided under any contract with any Eligible Employee, and to the extent any such contract offers severance, change in control or similar benefits that are more advantageous to the Eligible Employee than the terms hereof, such Eligible Employee shall continue to be entitled to such benefits.
11.Section 409A.
1.Notwithstanding anything to the contrary in this Plan, no severance payments or benefits to be paid or provided to an Eligible Employee, if any, under this Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until the Eligible Employee has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to an Eligible Employee, if any, under this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b) (9) will be payable until the Eligible Employee has a “separation from service” within the meaning of Section 409A.
2.It is intended that none of the severance payments or benefits under this Plan will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 11.4 below or resulting from an involuntary separation from service as described in Section 11.5 below. In no event will an Eligible Employee have discretion to determine the taxable year of payment of any Deferred Payment.
3.Notwithstanding anything to the contrary in this Plan, if an Eligible Employee is a “specified employee” within the meaning of Section 409A at the time of the Eligible Employee’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the Eligible Employee’s separation from service, will become payable on the date six (6) months and one (1) day following the date of the Eligible Employee’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of the Eligible Employee’s death following the Eligible Employee’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Eligible Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Plan is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
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4.Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of Section 11.1 above.
5.Any amount paid under this Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of Section 11.1 above.
6.The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments and benefits to be provided under the Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Notwithstanding anything to the contrary in the Plan, including, but not limited to, Sections 14, 16 and 17, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Eligible Employees, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of benefits under the Plan or imposition of any additional tax. In no event will the Company reimburse an Eligible Employee for any taxes that may be imposed on the Eligible Employee as a result of Section 409A.
12.Withholdings. The Company will withhold from any payments or benefits under the Plan all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.
13.Administration. The Company is the administrator of the Plan (within the meaning of Section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in his or her sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2.1, the Administrator (a) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of the Plan must be approved by the Board.
14.Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.1 and 13, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.
15.Term. The Plan is the second amendment and restatement of the Autodesk, Inc. Severance Plan, originally adopted on August 27, 2018, and first amended and restated on March 25, 2021. The Plan will become effective upon the Effective Date and will terminate automatically upon the completion of all payments (if any) under the terms of the Plan.
16.Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any
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Eligible Employee and without regard to the effect of the amendment or termination on any Eligible Employee or on any other individual. Any amendment or termination of the Plan will be in writing. Notwithstanding the foregoing, the Company may not, without an Eligible Employee’s written consent, amend or terminate the Plan in any way, nor take any other action, that (i) prevents that Eligible Employee from becoming eligible for the Severance Benefits under the Plan, or (ii) reduces or alters to the detriment of the Eligible Employee the Severance Benefits payable, or potentially payable, to an Eligible Employee under the Plan (including, without limitation, imposing additional conditions). Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity.
17.Claims and Appeals.
1.Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan must submit a claim in writing to the Administrator, according to details provided in Section 28, within ninety (90) days of the earlier of (i) the date the claimant learned the amount of his or her benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given within the initial ninety (90) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied.
2.Appeal Procedure. If the claimant’s claim is denied (or deemed denied), the claimant (or his or her authorized representative) may apply in writing to the Administrator, according to details provided in Section 28, for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial (or within sixty (60) days after the application is deemed denied) or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring a civil action under Section 502(a) of ERISA. If written notice of the Administrator’s decision is not given to the applicant within the time prescribed in this Section 17.2 the application will be deemed denied on review.
3.Rules and Procedures. The Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.
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4.Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described above, (b) has been notified by the Administrator that the application is denied (or the application is deemed denied due to the Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described above and (d) has been notified in writing that the Administrator has denied the appeal (or the appeal is deemed to be denied due to the Administrator’s failure to take any action on the claim within the time prescribed by Section 17.2 above).
18.ERISA
1.This Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b). The Plan is also intended to constitute an “unfunded welfare plan” maintained by the Company “for the purpose of providing benefits for a select group of management or highly compensated employees” such that it will be, among other things, exempt from the reporting and disclosure requirements of Part 1 of Title I of ERISA. In the event that the Plan does not meet the requirements of a “severance pay arrangements” or an “unfunded welfare plan”, as described above, the Plan is intended to be “a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees”, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.
2.This document serves as both the Plan’s plan document and the summary plan description for all purposes under ERISA.
19.Attorneys’ Fees. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Plan. Provided, however, in the event that an Eligible Employee is required to incur attorneys’ fees in order to obtain any payments or benefits under this Plan, and provided that such expenses are reasonable and that the Eligible Employee prevails on at least one material issue related to his or her claim(s) under the Plan, then the Company will reimburse the attorneys’ fees incurred by the Eligible Employee. The reimbursements will be made in accordance with the Company’s normal reimbursement policies following final adjudication of the Eligible Employee’s claims, provided however, that (a) the reimbursements are payable only during the Eligible Employee’s lifetime, (b) the reimbursements will be made on or before the last day of the Eligible Employee’s taxable year following the taxable year in which the expenses were incurred, (c) the right to reimbursement, if any, is not subject to liquidation or exchange for another benefit, and (d) the amount of expenses eligible for reimbursement during an Eligible Employee’s taxable year will not affect the expenses eligible for reimbursement to be provided in any other taxable year.
20.Source of Payments. All Severance Benefits, other than Equity Award acceleration, will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.
21.Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any
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right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
22.No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, an Eligible Employee may be entitled to benefits under the Plan depending upon the circumstances of his or her termination of employment.
23.Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.
24.Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the State of Delaware and any action brought under the Plan will be brought in the State of Delaware (but not its conflict of laws provisions).
25.Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
26.Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.
27.Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.
28.Additional Information.

Plan Name:	Autodesk Severance Plan

Plan Sponsor:	Autodesk, Inc. c/o Chief Legal Officer The Landmark One Market St, Suite 400 San Francisco, CA 94105

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Identification Numbers:	EIN: 94-281985 PLAN: [•]

Plan Year:	Company’s fiscal year

Plan Administrator:	Autodesk, Inc. Attention: Administrator of the Autodesk, Inc. Severance Plan The Landmark One Market St, Suite 400 San Francisco, CA 94105

Agent for Service of Legal Process:	Autodesk, Inc. Attention: Chief Legal Officer The Landmark One Market St, Suite 400 San Francisco, CA 94105

Type of Plan:	Severance Plan/Employee Welfare Benefit Plan and Top-Hat Plan.

Plan Costs:	The cost of the Plan is paid by the Employer.

Source of Contributions:	The plan is unfunded and the Company pays for the cost of coverage out of its general assets.
29.Statement of ERISA Rights.
As an Eligible Employee under the Plan, you have certain rights and protections under ERISA. ERISA provides that all Plan participants will be entitled to:
Receive Information About Your Plan and Benefits
(a)You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s Human Resources Department.
(b)You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Eligible
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Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a severance benefit is denied, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of the Plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent due to reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in a Federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.
Assistance with Your Questions
If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
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